Exhibit (h)(31)

AMENDMENT TO MASTER SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment to the Master Sub-Administration Services Agreement (the “Amendment”) is made as of October 6, 2015 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and GE Asset Management Incorporated (the “Administrator”).

WHEREAS, the Sub-Administrator and the Administrator entered into a Master Sub-Administration Services Agreement dated as of July 31, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

Schedules B8 and B8(i) attached hereto as Exhibit 1 are added to the Agreement as Schedules B8 and B8(i).

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Schedules A-1 and Schedule A-2 annexed hereto shall replace in their entirety any prior Schedule A-1 and Schedule A-2 to the Agreement.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

GE ASSET MANAGEMENT INCORPORATED

By:	/s/ Jeanne M. La Porta
Name:	Jeanne M. La Porta
Title:	Senior Vice President/Commercial Operations Leader

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A-1

Listing of Fund(s)

(as of October 6, 2015)

Funds and Their Respective Series (if any)

GE Institutional Funds:
ZW31	GE Institutional International Equity Fund
WZ33	GE Institutional Premier Growth Equity Fund
WZ34	GE Institutional US Large-Cap Core Equity Fund
ZW35	GE Institutional U.S. Equity Fund
ZW36	GE Institutional S&P 500 Index Fund
ZW38	GE Institutional Income Fund
ZW3K	GE Institutional Strategic Investment Fund
ZWCK	GE Institutional Small-Cap Equity Fund

GE Investments Funds, Inc.:
ZW40	GE Investments S&P 500 Index Fund
ZW44	GE Investments Real Estate Securities Fund
ZW49	GE Investments Premier Growth Equity Fund
ZW4A	GE Investments Core Value Equity Fund
ZW4K	GE Investments Total Return Fund
ZW80	GE Investments US Equity Fund
ZW83	GE Investments Income Fund
ZWDK	GE Investments Small-Cap Equity Fund

ELFUN Funds
ZQ00	Elfun International Equity Fund
ZQ16	Elfun Income Fund
ZQ22	Elfun Trusts
ZQ27	Elfun Tax Exempt Income Fund
ZQ56	Elfun Government Money Market Fund
ZQAK	Elfun Diversified Fund

RSP Funds
ZQ50	GE RSP US Equity Fund
ZQ36	GE RSP Income Fund

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A-2

Listing of Account(s)

(as of October 6, 2015)

ZQ08	GE RSP Short-Term Interest Fund
ZQ88	GE RSP Government Money Market Fund

EXHIBIT 1

SCHEDULE B8

Fund Administration Money Market Fund Services

Subject to the authorization and direction of the Administrator, the Sub-Administrator will provide the money market fund services set forth on Schedule B8(i) (the “Money Market Services”) to assist each Fund that is a “money market fund” within the meaning of Rule 2a-7 under the 1940 Act in such Fund’s compliance with certain of the compliance testing and reporting requirements applicable to Funds that are “money market funds” within the meaning of Rule 2a-7.

1.	RESPONSIBILITIES OF THE PARTIES.

a. Administrator acknowledges that the Company shall be solely responsible for any decision made or action taken in reliance on the compliance testing results, reports, forms or other data or information included in the Money Market Services provided by the Sub-Administrator.

b. The Parties acknowledge that the Sub-Administrator is required to rely upon data provided by the Administrator, a Company or third parties (“Data”) in providing the Money Market Services. The Sub-Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, the Sub-Administrator will not be liable for any delays in the transmission of Forms N-CR, affiliate sponsor support flows, or transmission of Data or for inaccuracies of, errors in or omission of, Data in connection with the provision of such Money Market Services if the delays are caused by or the data is provided by, in each case, the Administrator, a Company, or any other third party.

c. The Administrator is solely responsible for determining and immediately notifying the Sub-Administrator in writing of the occurrence of one or more triggering events causing a filing on Form N-CR. The Administrator is solely responsible for accurately and timely supplying the Sub-Administrator, or causing third parties to accurately and timely supply the Sub-Administrator, with all data, information and signatures in respect of each Fund that is required in order for the Sub-Administrator to file each Form N-CR, whether or not such information is specifically requested by the Sub-Administrator. The Sub-Administrator shall be without liability if the Sub-Administrator has not received by the submission deadline communicated by the Sub-Administrator to the Administrator all of the Data, information and signatures it requires to submit such Form N-CR filing.

e. The Administrator acknowledges that it shall be the Company’s responsibility to retain for the periods prescribed by Rule 2a-7 (i) the compliance testing results and reports produced by the Sub-Administrator; (ii) its Forms N-CR produced by the Sub-Administrator; and (iii) information prepared by the Sub-Administrator for posting on a Fund’s website.

f. The Administrator acknowledges and agrees that the Money Market Services do not constitute advice or recommendations of any kind and the Sub-Administrator is not acting in a fiduciary capacity in providing the Money Market Services.

SCHEDULE B8(i)

Money Market Fund Compliance Testing and Reporting Services

Subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Administrator and the Sub-Administrator, the Sub-Administrator will:

a.	On a daily basis, prepare for posting on the Fund’s website each money market fund’s market-based NAVs, as of the end of the previous business day, for the preceding 6-month period;

b.	On a daily basis, prepare for posting on the Fund’s website the percentage of each money market fund’s daily liquid assets and weekly liquid assets, as of the end of the previous business day, for the preceding 6-month period;

c.	On a daily basis, prepare for posting on the Funds’ website each money market fund’s daily net inflows or outflows, as of the end of the previous business day, for the preceding 6-month period;

d.	Provide periodic testing of the Fund with respect to compliance with certain Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; and

e.	Prepare and coordinate each Fund’s filings of Form N-CR.